Evofem Biosciences to Explore Strategic Alternatives
to Maximize Shareholder Value

SAN DIEGO, CA, February 23, 2023 — Evofem Biosciences, Inc. (OTCQB: EVFM), announced today that its Board of Directors has unanimously approved a comprehensive strategic process to explore and evaluate strategic alternatives to maximize shareholder value.
Evofem is the provider of Phexxi, the first and only FDA-approved hormone-free, woman-controlled contraceptive gel that women use on demand. Because Phexxi is a non-hormonal birth control method, it is not associated with common side effects like depression, weight gain, headaches, mood swings, irritability, and reduced libido. Taking hormones may not be right for some women, especially those with certain medical conditions including clotting disorders, cancer, a BMI over 30, and diabetes; women who are breast feeding; and women who smoke. More than 23 million women in the U.S. do not want to get pregnant and will not use hormonal contraception, so the unmet need for an innovation like Phexxi is significant.
Potential strategic alternatives to be explored or evaluated as part of this process may include, but are not limited to, a merger, reverse merger, other business combination, sales of assets, licensing or other strategic transactions involving the Company. Evofem does not expect to disclose developments with respect to this process unless until the evaluation of strategic alternatives has been completed or the Board of Directors has concluded disclosure is appropriate or legally required.
Joseph Gunnar & Co., LLC has been retained as the Company’s exclusive financial advisor to assist in this review process.
About Evofem
Evofem Biosciences, Inc., is developing and commercializing innovative products to address unmet needs in women's sexual and reproductive health. The Company's first FDA-approved product, Phexxi® (lactic acid, citric acid and potassium bitartrate), is a hormone-free, on-demand prescription contraceptive vaginal gel. It comes in a box of 12 pre-filled applicators and is applied 0-60 minutes before each act of sex. Learn more at phexxi.com and evofem.com.
Phexxi® is a registered trademark of Evofem Biosciences, Inc.
Forward-Looking Statements
This press release includes "forward-looking statements," within the meaning of the safe harbor for forward-looking statements provided by Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995 including, without limitation, statements related to the process to explore and evaluate strategic alternatives and potential outcomes thereof. There can be no assurance of a successful outcome from these efforts, or of the form or timing of any such outcome. You are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Important factors that could cause actual results to differ materially from those discussed or implied in the forward-looking statements are disclosed in the Company's SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 10, 2022, its Quarterly Report on Form 10-Q for the quarter ended September 30, 2022 filed with the SEC on January 6, 2023 and any subsequent filings. All forward-looking statements are expressly qualified in their entirety by such factors. The Company does not undertake any duty to update any forward-looking statement except as required by law.
Contact
Amy Raskopf
SVP, Investor Relations, Evofem Biosciences, Inc.
araskopf@evofem.com
(917) 673-5775
###